EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of June 1, 2007 (the “Agreement”), is by and among Direct Golf Services (the “Company”), the shareholders of the Company as listed in Schedule A hereto (collectively, the “Seller”), and GPS Industries, Inc., a Nevada corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller owns all issued and outstanding shares of capital stock of the Company (the “Company Shares”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, the Company Shares on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

I.
SALE AND PURCHASE OF SHARES

1.1 Transfer of Shares. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Seller and the Purchaser herein set forth, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, by appropriate bills of sale, assignments and other instruments satisfactory the Purchaser and its counsel, good and marketable title in and to the Company Shares.

II.
PURCHASE PRICE, PAYMENT AND RELATED MATTERS

2.1 Purchase Price. At the Closing, the Purchasers shall pay to the Seller for the Company Shares the aggregate sum of US$800,000 (the “Purchase Price”). The Purchase Price shall consist of the following:

(a) US$200,000 cash, payable by certified or cashier’s check or wire transfer of immediately available funds into a bank account designated in writing by the Seller on or prior to the Closing; and

(b) 6,000,000 restricted shares of common stock of Purchaser, $0.001 par value per share (“GPS Shares”).

2.2 Transfer Taxes. The Seller shall be solely responsible for the payment of any and all federal and state income taxes incident to the sale and transfer of the Company Shares contemplated herein.

Exhibit 10.1 - 1

III.
THE CLOSING

3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troy & Gould Professional Corporation on the date hereof (the “Closing Date”) at 10:00 a.m., it being understood and agreed that the Closing shall be deemed to occur as of June 1, 2007.

3.2 Actions at the Closing. At the Closing, the Seller and the Purchaser shall take such action and execute and deliver such agreements and other documents and instruments as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms and conditions, including, without limitation, the following:

(a) The Purchaser shall pay and deliver to the Sellers the Purchase Price payable as provided in Section 2.1 and issue share certificates to the shareholders as listed in Schedule A

(b) The Seller shall deliver to the Purchaser certificates representing all Company Shares, together with stock powers duly endorsed for transfer of the Company Shares to the Purchaser;

(c) Seller shall execute and deliver to the Buyer a general release substantially in the form of Exhibit A hereto (the “General Release”);

IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Seller hereby represents and warrants to the Purchaser that:

4.1 Title to Company Shares. The Seller is the sole legal and beneficial owner of the Company Shares, and upon consummation of the purchase contemplated herein, the Purchaser will acquire from the Seller good and marketable title to the Company Shares, free and clear of all liens, claims, encumbrances or restrictions.

4.2 Authority to Execute and Perform Agreements. The Seller has the full right, power and authority to enter into, execute and deliver this Agreement and to transfer, convey and sell to the Purchaser at the Closing the Company Shares.

4.3 Enforceability. This Agreement has been duly and validly executed by the Seller and (assuming the due authorization, execution and delivery of Purchaser) constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

4.4 No Violation. The execution or delivery by the Seller of this Agreement does not violate in any material respect any applicable law or any judgment, order or decree of any court, and will not result in the creation or imposition of any lien, charge or other encumbrance upon the Company Shares.

Exhibit 10.1 - 2

4.5 Non-Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be executed by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby does or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the charter documents of the Company or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any agreement, contract, commitment, license, lease, instrument or other arrangement to which either of the Seller or the Company is a party or by which either of them is bound; or (iii) result in the creation of, or give any party the right to create, any lien or other rights or adverse interests upon any right, property or asset of the Company or the Seller.

4.6 Securities Laws. The Company Shares were issued in full compliance with all applicable laws relating to the issuance or sale of securities, and the Seller has obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under all applicable laws relating to the issuance or sale of securities with respect to the transactions contemplated herein.

4.7 No Adverse Litigation. The Seller is not a party to any pending litigation, which seeks to enjoin or restrict the Seller’s ability to sell or transfer the Company Shares hereunder, nor is any such litigation threatened against the Seller. Furthermore, there is no litigation pending or threatened against the Seller, which, if decided adversely to the Seller, could adversely affect the Seller’s ability to consummate the transactions contemplated herein or the Purchaser’s ownership of the Company shares.

4.8 Representations with Respect to the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of England.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The authorized capital stock of the Company consists solely of 1,000 shares of Ordinary Shares, of which two (2) shares are issued. All of the outstanding shares of Ordinary Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and, there is no outstanding security of any kind convertible into or exchangeable for any shares of the capital stock of the Company. The Company has not granted registration rights to any person.

(d) Except as disclosed on the balance sheet of the Company as of June 1, 2007, the Company does not have any (a) assets of any kind or (b), commitments, liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

Exhibit 10.1 - 3

(e) The Company has provided true, correct and accurate copies of its balance sheets, statements of earnings, changes in holders’ equity and cash flow to the Purchaser, all of which fairly present the financial position of the Company and the results of earnings and cash flow thereof, as of the dates indicated for the periods indicated.

(f) The Company has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

(g) There are no instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

(h) The Company has conducted its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process (“Applicable Law”). The Company has not received any notice of violation or claimed violation of any Applicable Law.

(i) There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened, against the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Seller, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

4.9 Interested Party Transactions. The Company is not indebted to the Seller or any of them or to any director, officer or employee of the Company (except for amounts due as salaries, bonuses, commissions and reimbursements of expenses in the ordinary course of the Company’s business), and no such person is indebted to the Company.

Exhibit 10.1 - 4

4.10 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.11 Investment Purpose.

(a) The Seller is acquiring the GPS Shares for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the GPS Shares.

(b) The Seller understands that the sale of the GPS Shares hereunder is not being registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the sale is exempt from registration under the Securities Act, and that the Seller’s reliance on such exemption is predicated, in part, on the Seller’s representations set forth herein. The Seller is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act.

4.12 Restricted Securities. The Seller understands that the GPS Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the GPS Shares or any available exemption from registration under the Securities Act, the GPS Shares must be held indefinitely. The Seller is aware that the GPS Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Seller.

V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

5.1 Organization; Authority; Due Authorization. The Purchaser is duly organized, validly existing and in good standing under the laws of the state of Nevada, and has all requisite corporate power, authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The Purchaser has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

5.2 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (a) violate, conflict with, or constitute a default under any contract or other instrument to which the Purchaser is a party or by which it or its property is bound, (b) require the consent of any party to any material contract or other agreement to which Purchaser is a party or by which it or its property is bound, or (c) violate any laws or orders to which Purchaser or its property is subject.

Exhibit 10.1 - 5

5.3 Capitalization. The authorized capital stock of Purchaser consists of (i) 1,600,000,000 shares of common stock, par value $0.001, of which 376,533,966 shares are outstanding as of the date of this Agreement and (ii) 50,000,000 shares of preferred stock, of which 3,124,089 shares are outstanding. The GPS Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders.

5.4 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser or is entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

VI.
COVENANT NOT TO COMPETE

6.1 Covenant Not to Compete.

(a) Subject to the performance by the Purchaser of its obligations under this Agreement and the other agreements contemplated hereby, for a period of two years from and after the Closing Date, Seller shall not, directly or indirectly, as a partner, joint venturer, employer, employee, contractor, consultant, shareholder, director, officer, trustee, principal or agent engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from or exert any influence upon any business or businesses engaged in the business as conducted by the Company immediately prior to the Closing (the “Restricted Business”), in the United States, the United Kingdom and the European Community; provided that the Seller may, without violating this covenant, become employed or otherwise engaged by a given entity which engages in one or more businesses in addition to the Restricted Business, if such other businesses are separate and distinct from the Restricted Business and such Seller (i) is not involved in any way whatsoever in the Restricted Business either directly or indirectly through supervision of, administration of, or consultation to those involved in the Restricted Business, or otherwise and (ii) prior to accepting such employment or engagement, notifies such entity in writing that he is subject to this covenant not to compete, supplies a copy of such covenant to such entity and delivers a copy of such notice to the Purchaser; and provided further that the Seller may, without violating this covenant own as a passive investment not in excess of five percent of the securities of a corporation which engages in the Restricted Business if such securities are regularly and publicly traded on a national securities exchange or in the over-the-counter market.

(b) Subject to the performance by the Purchaser of its obligations under this Agreement and the other agreements contemplated hereby, for a period of three years from and after the Closing Date, Seller shall not engage or participate in any effort or act to solicit the Company’s or Purchaser’s clients, associates or employees to cease doing business, or to cease their employment or association, with the Company or the Purchaser or interfere in any manner with the contractual or employment relationship between the Company or the Purchaser and any such client, associate or employee of the Company or Purchaser.

Exhibit 10.1 - 6

(c) The Seller acknowledges that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the Purchaser and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial or time limitation shall be enforced.

(d) The Sellers acknowledge that the remedy at law for any breach or threatened breach by them of the agreements contained in this Section 6.1 will be inadequate and agree that the Purchaser, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to obtain preliminary or permanent injunctive relief without being required to prove actual damages or post bond and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 6.1 constitutes an independent and severable covenant and if any or all of the provisions of this Section 6.1 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The Seller and Purchaser intend for the covenants of this Section 6.1 to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any such covenants to be unenforceable or invalid, the Seller and the Purchaser authorize such court to reform the unenforceable or invalid provisions and to impose such restrictions as reformed and the remaining provisions as it deems reasonable.

VII.
INDEMNIFICATION

7.1 Indemnity of the Seller. For a period of two (2) calendar years following the date of the Closing the Seller shall indemnify, defend and hold harmless the Purchaser from and against, and shall reimburse the Purchaser with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by such Purchaser by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Seller or in any document or certificate delivered by the Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

7.2 Indemnity of the Purchaser. The Purchaser agrees to indemnify, defend and hold harmless the Seller from and against, and to reimburse the Seller with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by the Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement or made by the Purchaser or in any document or certificate delivered by the applicable Purchaser pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

7.3 Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

Exhibit 10.1 - 7

VIII.
DELIVERIES

8.1 Items to be delivered to the Purchasers. Concurrently herewith, the Seller shall deliver to the Purchaser the following:

(a) Stock certificates representing the Company Shares and stock powers duly executed in blank; and

(b) Any other document reasonably requested by the Purchaser that it deems necessary for the consummation of this transaction.

8.2 Items to be delivered to the Seller. Concurrently with the Seller’s deliveries to the Purchaser as set forth in Section 8.1, the Purchaser shall pay and deliver to Seller US$200,000 cash and 6,000,000 GPS Shares, as called for in Section 2.1.

IX.
MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for two years. Each of the parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.2 Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the transactions contemplated herein or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the parties are fully authorized to take any and all such action.

Exhibit 10.1 - 8

9.3 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to the Seller:	Direct Golf Services 18 Hyde Gardens, Eastbourne East Sussex BN21 4PT England Attn: Ben Porter

If to the Purchaser:	GPS Industries, Inc. 5500 152nd Street, Suite 214 Surrey, B.C. V3S 5J9 Canada Attn: Chief Executive Officer

With a copy to:	David L. Ficksman, Esq. Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067

9.4 Entire Agreement. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to the Agreement’s subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.5 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

9.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and fully to be performed in the state, without giving effect to any conflicts of law principles thereof

Exhibit 10.1 - 9

9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

9.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SELLER:	PURCHASER:

EMMA JANE PORTER	GPS INDUSTRIES INC.

By:
Name:
SARAH JANE LEWIN	Its:

Exhibit 10.1 - 10

SCHEDULE A
HOLDERS OF ALL OUTSTANDING SHARES
OF CAPITAL STOCK OF
DIRECT GOLF SERVICES

Shareholder	Direct Golf Services Shares Held	GPSI shares	Cash receivable
Emma Jane Porter	One (1) Share	3,000,000	$100,000
Sarah Jane Lewin	One (1) Share	3,000,000	$100,000

Exhibit 10.1 - 11

EXHIBIT A
FORM OF GENERAL RELEASE OF SHAREHOLDER

This General Release of Selling Shareholder (this “Release”) is being executed and delivered in accordance with Section 3.2(c) of the Stock Purchase Agreement dated as of June 1, 2007 (the “Agreement”) by and among Direct Golf Services (the “Company”), the shareholders of the Company as listed in Schedule A of the Agreement (the “Seller”), and GPS Industries, Inc., a Nevada corporation (the “Purchaser”).

Capitalized terms used in this Release without definition have the respective meanings ascribed to them in the Agreement.

Each undersigned Seller acknowledges that execution and delivery of this Release is a condition to the Purchaser’s obligation to enter into the Agreement and to consummate the transactions contemplated by the Agreement, and that the Purchaser is relying on this Release in consummating such transactions.

The Seller, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce the Purchaser to consummate the transactions contemplated in the Agreement, hereby agrees as follows:

Except as provided below, the Seller, on behalf of himself, herself or itself and each of his, her or its respective family members, heirs, trustees, beneficiaries, or persons controlled by, controlling or under common control with such Seller (together, “Related Persons”), hereby releases and forever discharges the Company and each of its joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a “Company Releasee” and collectively, “Company Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and other liabilities whatsoever, whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially claimed or possessed, both at law and in equity, which the Seller or any of his, her or its respective Related Persons now has, have ever had or may hereafter have against the respective Company Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause, event, fact, circumstance or condition occurring or arising contemporaneously with or prior to the Closing Date and whether or not relating to claims pending on or asserted after the Closing Date (collectively, “Liabilities”). Notwithstanding the foregoing, this Release shall not apply to: (i) any rights or benefits of the Seller or obligations of the Purchaser arising under or related to the Agreement or the other documents and agreements delivered at the Closing or the transactions contemplated thereby, (ii) any rights to the payment of benefits to which the Seller is entitled on or prior to the date of this Release under any health or medical insurance plan or employee benefit plan maintained by the Company; and (iii) the right to receive earned and unpaid salary from the Company through the date of this Release (which the Seller acknowledges has been paid currently through the most recent payroll period prior to the date hereof).

Exhibit 10.1 - 12

The Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Releasee, based upon any matter purported to be released hereby. In no event shall the Company Releasees have any liability to the Seller or any of his, her or its Related Persons whatsoever for any breaches of the representations, warranties, agreements and covenants of the Company under the Agreement, and neither the Seller nor any of the Company Releasees shall in any event seek contribution from the Company Releasees for any breaches of the Company’s obligations to the Purchaser or in respect of any other payment required to be made by the Seller pursuant to the Agreement.

The Seller expressly acknowledges that he, she or it has received the advice of counsel prior to signing this Release or that he, she or it has knowingly and freely decided to waive its right to seek such advice.

The Seller acknowledges that he, she or it may hereafter discover facts different from or in addition to those he, she or it now knows or believes to be true with respect to the matters released herein. The Selling Shareholder acknowledges that the releases contained herein shall remain effective in all respects notwithstanding such different or additional facts.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Nevada without regard to principles of conflicts of law.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

IN WITNESS WHEREOF, the Seller has executed and delivered this Release as of this 1st day of June 2007.

EMMA JANE PORTER	SARAH JANE LEWIN

Exhibit 10.1 - 13